UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 29, 2016

Commission file number 0-18307

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

STATE OF WASHINGTON	91-1366564
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

101 STEWART STREET, SUITE 700 SEATTLE, WASHINGTON	98101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 621-1351

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

Item 2.01.	Disposition of Assets

On April 29, 2016, Northland Cable Properties Eight Limited Partnership (the “Partnership”) completed the sale of the operating assets and franchise rights of its cable systems in and around the communities of Aliceville, Alabama and Swainsboro, Georgia (the “Systems”) to Northland Cable Television, Inc., (the “Buyer”) an affiliated party of the general partner. The Systems were sold at a price of approximately $3,041,000, of which the Partnership received approximately $2,738,000 at closing. The sales price reflects adjustments at closing for proration of certain revenues and expenses, allocation of the costs of sale. The funds received at closing reflect a holdback of $303,000, which is held in escrow (the “Holdback”). The Holdback is to be released to the Partnership six months from the closing of the transaction, subject to indemnification claims made, if any, by Buyer pursuant to the terms of the purchase and sale agreement. Net proceeds received at closing will be used to pay any outstanding obligations of the Partnership with the balance paid in distributions to the limited partners. Limited partners will receive a final distribution approximately six months from the closing date when the escrow proceeds are released.

The Systems represent substantially all of the remaining assets of the Partnership. The sale was made pursuant to the Purchase and Sale Agreement dated December 28, 2015.

Item 9.01	Financial Statements, Pro Forma Financial Statements and Exhibits	Sequentially Numbered Page

(a)	Financial Statements

None

(b)	Pro Forma Financial Statements

None

(c)	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

	By:	NORTHLAND COMMUNICATIONS CORPORATION
(General Partner)

Date: 5-04-16	By:	/s/ GARY S. JONES
Gary S. Jones
(President)

Date: 5-04-16	By:	/s/ RICHARD I. CLARK
Richard I. Clark
(Executive Vice President)